Exhibit 99.1

	Contact:	Joseph F. Abely, President (781) 251-4119
\FOR IMMEDIATE RELEASE\
John Swanson Swanson Communications, Inc. (516) 671-8582

LOJACK CORPORATION REPORTS FIRST QUARTER 2004 RESULTS

•	Net income rises 64% versus first quarter 2003 on 16% revenue growth
•	Revenues and earnings increase over prior year for the 6th consecutive quarter

        Westwood, MA. May 11 — LoJack Corporation (NASDAQ NMS: “LOJN”) reported today that revenue for the first quarter ended March 31, 2004 increased by 16% to $32,146,000, compared to $27,742,000 for the same period a year ago. Net income increased by 64% to $1,578,000, or $0.10 per diluted share, compared to net income of $964,000, or $0.07 per diluted share, for the first quarter a year ago.

        Domestic revenues for the first quarter increased by 16% to $26,298,000, compared to $22,641,000 for the same period a year ago. International revenues for the first quarter increased by 15% to $5,848,000, compared to $5,101,000 for the same period a year ago.

        Consolidated gross margin for the first quarter was 51%, compared to 50% for the same period a year ago. Domestic gross margin for the first quarter was 53%, compared to 51% for the same period a year ago, primarily reflecting the results of the company’s alternative installation program that helped drive a 16% increase in revenue with only a 5% increase in total installation expense. International gross margin for the first quarter was 45%, compared to 46% for the same period a year ago, largely due to sales to certain licensees with margins that are lower due to volume discounts and a reduction in license fee revenue compared to year ago levels.

        Operating income for the first quarter increased 61% to $2,557,000, from $1,592,000 for the same period a year ago. The growth in operating income reflects increased revenues partially offset by increased product development expense related primarily to the attainment of project milestones by Plextek Limited (UK), a communications technology consulting firm designing the next generation LoJack Unit to be available in mid 2005.

        The company’s cash balance at the end of the quarter was $6,296,000, up from $4,746,000 as of December 31, 2003. Cash flow from operating activities in the first quarter of 2004 included net income of $1,578,000 and a net increase in deferred revenue of $1,451,000. These increases in operating cash flow were partially offset by a net decrease in working capital and other operating accounts of $1,660,000. The company records additions to deferred revenue for its Early Warning product, international license fees, and certain warranty products. The company receives full payment for these products at the time of the transaction, but recognition of the associated revenue is spread over the expected life of the product or the term of the agreement.

        In announcing the results, Ronald J. Rossi, chairman, said, “We are extremely pleased with the continued momentum in both revenue and profit growth. Our revenues and earnings per share have consistently exceeded the same quarter a year earlier since the fourth quarter of 2002. In addition, our net income in the first quarter grew by 64%, compared to the same period a year ago.

        “Our first quarter domestic unit volumes grew by 21% compared to the growth in new car sales of 3.9% during this same period. The continued growth in our domestic unit sales, revenue and gross margin reflects the successful transition from a fixed installation expense base at the end of 2002 to a higher proportion of variable installation expenses during the first quarter of 2004. While domestic units increased by 21% in the first quarter compared to the same period a year ago, our total installation expense grew by only 5%, resulting in average direct installation labor cost per unit decreasing by 14%. We expect this trend in increased revenues and improved profitability of domestic unit sales to continue as we shift more business to alternative installation.

        “Internationally, our unit sales volumes also increased significantly from the same period a year ago, led by our licensees in South Africa, Brazil, Mexico, and France. Our international business provides approximately 18% of total company revenues, and continues to represent a large opportunity for future growth by both existing licensees and in new countries where we are not currently operating. “

        LoJack Corporation, the premier worldwide marketer of wireless security and location products and services, is the leader in global stolen vehicle recovery. Its stolen vehicle recovery system, the only system delivering a better than 90% success rate, is uniquely integrated into law enforcement agencies in the United States that use LoJack’s in-vehicle tracking equipment to recover stolen vehicles. LoJack operates in 21 states and the District of Columbia, representing areas of the country with the greatest population density, and highest number of new vehicle sales and incidence of vehicle theft. In addition, LoJack technology is utilized by law enforcement and security organizations in more than 25 countries throughout Europe, Africa and Latin America.

        To access the webcast of the company’s conference call to be held at 9:00 AM EST, Tuesday, May 11, 2004, log onto: http://www.firstcallevents.com/service/ajwz406193090gf12.html. An archive of the webcast will be available through www.lojack.com (click “About LoJack Corporation”, click “Investor Relations”, click “Earnings Conference Call Webcast”) until superseded by the next quarter’s earnings release and related webcast.

        From time to time, information provided by the company or statements made by its employees may contain “forward-looking” information, which involve risk and uncertainties. Any statements in this news release that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of the company’s market and customers, the company’s objectives and plans for future operations and products and the company’s expected liquidity and capital resources). Such forward-looking statements are based on a number of assumptions and involve a number of risks and uncertainties, and accordingly, actual results could differ materially. Factors that may cause such differences include, but are not limited to: the continued and future acceptance of the company’s products and services; the effectiveness of the company’s marketing initiatives; the rate of growth in the industries of the company’s customers; the presence of competitors with greater technical, marketing, and financial resources; the company’s ability to promptly and effectively respond to technological change to meet evolving customer needs; the extent of the company’s use of third party installers and distributors; capacity and supply constraints or difficulties; the company’s ability to successfully expand its operations and changes in general economic or geopolitical conditions. For a further discussion of these and other significant factors to consider in connection with forward-looking statements concerning the company, reference is made to the company’s Annual Report on Form 10-K for the year ended December 31, 2003.

        The company undertakes no obligation to release publicly the result of any revision to the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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LoJack Corporation
Condensed Income Statement Data
(Dollars in thousands except share and per share amounts)

	Three Months Ended December 31,

	2004	2003

Revenues	$ 32,146	$ 27,742
Gross margin	16,415	13,795
Product Development	1,461	673
Sales & marketing	7,608	7,077
General, administrative and depreciation	4,789	4,453
Operating income	2,557	1,592
Pre-tax income	2,586	1,581
Net income	1,578	964
Diluted earnings per share	$ 0.10	$ 0.07
Weighted average diluted common
shares outstanding	15,495,300	14,742,306

LoJack Corporation
Condensed Balance Sheets
(Dollars in thousands)

	March 31, 2004	December 31, 2003

Assets
Current assets: Cash	$ 6,296	$ 4,746
Accounts receivable, net	25,002	23,216
Inventories	9,357	10,038
Deferred taxes and other assets	4,235	4,325
Total current assets	44,890	42,325

Property and equipment, net	13,999	14,482
Deferred taxes and other assets	8,124	7,767
Total assets	$67,013	$64,574
Liabilities and stockholders' equity

Current liabilities:
Current portion of capital leases	$ 707	$ 875
Accounts payable	7,763	8,999
Accrued and other liabilities	3,406	2,492
Deferred revenue	5,411	4,856
Accrued compensation	2,555	3,531
Total current liabilities	19,842	20,753

Accrued compensation and
other long term liabilities	220	272

Deferred revenue	15,083	14,187

Capital lease obligations	41	174
Total liabilities	35,186	35,386

Stockholders' equity	31,827	29,188
Total liabilities and Stockholders' equity	$67,013	$64,574

NOTE: The full text of this news release can be accessed for 30 days at www.prnewswire.com. This news release as well as current financial statements may also be accessed on the Internet at www.lojack.com. Each quarter’s release is archived on the LoJack website under “Investor Relations” during the fiscal year (click “About LoJack Corporation”, click “Investor Relations”, click “Quarterly Financial Releases”). The company’s Annual Report, Form 10-Q and Form 10-K filings are also available on its website. Copies of the company’s financial information, including news releases, may also be obtained by contacting Swanson Communications, Inc. at (516) 671-8582.